FOR IMMEDIATE RELEASE

WireCo WorldGroup Appoints Stephan Kessel as Interim Chief Executive Officer

Ira Glazer Resigns in Mutual Agreement with Board of Directors

Kansas City, Missouri - April 11, 2013 - WireCo WorldGroup, one of the world's largest manufacturers of steel and synthetic lifting products, today announced the appointment of Stephan Kessel as Interim Chief Executive Officer, effective immediately. Dr. Kessel's appointment follows Ira Glazer's resignation from his positions as WireCo's President and Chief Executive Officer. Mr. Glazer has also resigned from the Company's Board of Directors.

The WireCo Board of Directors has initiated a search process and has retained a leading executive search firm to identify a permanent President and CEO.

“This leadership change is a natural evolution as we transition to the next phase of our Company's growth and development,” said John J. Anton, Chairman of WireCo. “The Board is focused on achieving WireCo's full potential for the benefit of our shareholders, and continuing to enhance the Company's leadership position in its markets throughout the world. We are grateful to Ira for his stewardship during the last decade, a period marked by growth and expansion into new geographies. We believe that Dr. Kessel has the requisite experience and leadership qualities to serve as Interim CEO and to lead WireCo as we move forward. Under Dr. Kessel, we are confident that WireCo will continue to expand its business, brands and customer network to drive growth and create enhanced shareholder value.”

“I believe WireCo is well positioned to build on its trusted brands to increase market share across rapidly growing global industries,” said Dr. Kessel. “I look forward to working with WireCo's management team and employees to service our customers, generate growth and build a stronger future for the Company.”

“After ten years, I'm proud of all that we have accomplished together at WireCo,” said Mr. Glazer. “I am confident that WireCo has a bright future, and look forward to watching the finest employees and management team in the industry continue to build on the important progress we have made.”

Stephan Kessel has had a successful career as an operating executive and advisor for value-added industrial and manufacturing companies. Dr. Kessel has served as Chief Executive Officer of Continental AG. He currently serves as chairman of the boards of Armacell International, a market leader in elastomeric insulation for construction industries, and Novem, a leading supplier of high quality interior trim elements and decorative functional elements for luxury cars. He also serves on the board of Stabilus, a leading manufacturer of gas springs for the automotive and other industries. Dr. Kessel holds a Doctorate in Chemistry from the Rheinisch Westfälische Technische Hochschule (University) of Aachen, Germany.

About WireCo WorldGroup
WireCo® WorldGroup's products are recognized throughout the world and used in a wide range of market applications. WireCo® WorldGroup employs approximately 4,000 people and is headquartered in Kansas City, Missouri, with manufacturing plants, distribution facilities and research and development centers around the world. For more information: www.wirecoworldgroup.com.

Contacts:

For WireCo
Dave Hornaday
Sr. VP and Chief Administrative Officer
816-270-4710